Exhibit 21

        SUBSIDIARIES OF PROVIDENCE RESOURCES, INC.

         Subsidiary                         State or other Jurisdiction of Incorporation or Organization

         Providence Exploration, LLC        Texas

         PDX Drilling I, LLC                Texas (a wholly owned subsidiary of Providence Exploration, LLC)

         PRT Holdings, LLC                  Texas (a wholly owned subsidiary of Providence Exploration, LLC)